Filed Pursuant to Rule 433

Registration No. 333-257399

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES N

$500,000,000

FLOATING RATE SENIOR NOTES, DUE APRIL 2026

FINAL TERM SHEET

Dated March 17, 2022

Issuer:	Bank of America Corporation

Ratings of this Series*:	A2 (Moody’s)/A- (S&P)/AA- (Fitch)

Title of the Series:	Floating Rate Senior Notes, due April 2026 (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	$500,000,000

Issue Price:	100%

Selling Agents’ Commission:	0.25%

Net Proceeds to Issuer:	$498,750,000

Trade Date:	March 17, 2022

Settlement Date:	March 22, 2022 (T+3)

Maturity Date:	April 2, 2026

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Floating Interest Rate:	Base Rate plus the spread of 133 basis points per annum, payable quarterly in arrears for each quarterly Interest Period from, and including, the Settlement Date to, but excluding, the Maturity Date.

Base Rate:	Compounded SOFR, which is a compounded average of daily SOFR (the Secured Overnight Financing Rate) as determined for each quarterly Interest Period in accordance with the Payment Delay Convention as set forth under “Description of the Notes—Floating-Rate Notes—Payment Delay Notes—Compounded SOFR, Compounded SONIA and Compounded CORRA— Determination of Compounded SOFR (Payment Delay)” in the Issuer’s Series N Prospectus Supplement dated August 4, 2021 (the “Prospectus Supplement”).

Compounded SOFR Convention:	Payment Delay Convention. See “Description of the Notes—Floating-Rate Notes—Payment Delay Notes” in the Prospectus Supplement.

Interest Periods:	Each quarterly period from, and including, an Interest Period Demarcation Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Period Demarcation Date (or, in the case of the final Interest Period, the Maturity Date or, if the Notes are redeemed, the redemption date).

Interest Period Demarcation Dates:	The 2nd of each January, April, July, and October, commencing July 2, 2022 and ending on the Maturity Date or, if the Issuer elects to redeem the Notes prior to the Maturity Date, ending on the redemption date.

Interest Payment Dates:	The second Business Day following each Interest Period Demarcation Date; provided that the Interest Payment Date with respect to the final Interest Period will be the Maturity Date or, if the Notes are redeemed, the redemption date.

Rate Cut-Off Date:

The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable.

For purposes of calculating Compounded SOFR with respect to the final Interest Period, the level of SOFR for each U.S. Government Securities Business Day in the period from, and including, the Rate Cut-Off Date to, but excluding, the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Day Count Convention:	Actual/360

Business Days:	New York/Charlotte and U.S. Government Securities Business Day

Business Day Convention:	Modified Following Business Day Convention (Adjusted)

Listing:	None

Lead Manager and Sole Book-Runner:	BofA Securities, Inc.

Co-Managers:

American Veterans Group, PBC

Blaylock Van, LLC

Multi-Bank Securities, Inc.

Penserra Securities LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

ANZ Securities, Inc.

Banco de Sabadell, S.A.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Commerz Markets LLC

Commonwealth Bank of Australia

Danske Markets Inc.

ICBC Standard Bank Plc

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

Regions Securities LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

SVB Securities LLC

TD Securities (USA) LLC

Westpac Capital Markets LLC

CUSIP:	06051GKN8

ISIN:	US06051GKN87

Concurrent Offering:	$3,000,000,000 3.384% Fixed/Floating Rate Senior Notes, due April 2026

Optional Redemption:	The Issuer may redeem the Notes at its option, (a) in whole, but not in part, on April 2, 2025, or (b) in whole at any time or in part from time to time, on or after March 2, 2026 and prior to the Maturity Date, in each case, upon at least 5 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including the Prospectus Supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering, including additional information about SOFR as well as risks relating to SOFR. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the Prospectus Supplement and the prospectus if you request them by contacting BofA Securities, Inc., toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bofa.com or dg.prospectus_requests@bofa.com.

3